EXHIBIT 99.1

1Q20 Earnings Considerations

To give perspective regarding market and planned factors affecting 1Q 2020 earnings, we are providing the following summary of factors management believes will impact 1Q 2020 earnings relative to 4Q 2019 earnings. These factors are generally limited to market dynamics, seasonal patterns, and planned activities. This list is not meant to be a comprehensive list of all changes between 4Q 2019 earnings and 1Q 2020 earnings or to provide an estimate of 1Q 2020 earnings for the Corporation. Further, this list may not account for all adjustments and charges required to fully reflect the changes in industry conditions.

$ billions	Upstream	Downstream	Chemical	Corp & Fin	Total
4Q19 earnings, U.S. GAAP	6.1	0.9	(0.4)	(1.0)	5.7

Estimated effects of market factors impacting 1Q20 earnings
Change in liquids prices	(1.6) - (1.3)
Change in gas prices	(0.3) - (0.1)
Change in North American crude logistics differentials		0.1 - 0.2
Change in Downstream refining margins		(0.8) - (0.6)
Change in Chemical margins			0.4 - 0.5
Change in mark-to-market derivative impacts		1.2 - 1.6
Non-cash inventory valuation (lower of cost or market) impacts	(0.4) - (0.2)	(1.6) - (1.2)	(0.3) - (0.1)

Estimated effects of seasonal and planned factors impacting 1Q20 earnings
Change in scheduled maintenance	0.1 - 0.3	0.1 - 0.2	0.0 - 0.1

Estimated impacts from identified events
Absence of sale of Upstream Norway non-operated assets	(3.7)
Absence of non-U.S. tax item	(0.3)
Absence of effects of LIFO inventory accumulations and drawdowns		(0.5)

This information is only intended to provide additional information regarding current estimates of certain limited market and planned factors management believes will likely affect earnings for 1Q 2020 relative to 4Q 2019 to assist investors, analysts and others in formulating their own estimates. It is not intended to be a comprehensive presentation of all factors that will affect the Corporation’s sequential earnings or to provide an estimate of the Corporation’s 1Q 2020 earnings. Actual earnings and the impact of factors identified here may vary depending on the impact of other factors not identified here and are subject to finalization of the Corporation’s financial reporting process for 1Q 2020. Further, this list may not account for all adjustments and charges required to fully reflect the changes in industry conditions.

Outlooks, estimates, projections and other statements of future financial impacts of certain factors as provided in this publication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual future impacts of these certain factors for 1Q 2020 may vary from our estimates for a number of reasons, including additional unidentified factors related to: sales volume and sales mix numbers; supply and demand imbalances and broader response to COVID-19; maintenance costs and incidents; production growth and mix; financing costs; the resolution of any contingencies and uncertain tax positions; environmental and capital expenditures; price impacts; determinations of the outcomes of contractual terms during the quarter; the outcome of commercial negotiations related to the quarter; the timing and regulatory approval of any acquisitions or divestments; resolution of trading and derivative positions for the quarter; the impact of fiscal and commercial terms applicable to the quarter; regional differences for product demand; regional pricing differentials; changes in regulatory policies and any associated liabilities; changes in asset valuation or estimates of underlying value as of a certain date; updates or corrections of any estimate used herein; and other market conditions in the oil, natural gas, petroleum, and petrochemical industries. Furthermore, additional factors may exist that will be relevant to 1Q 2020 earnings that are not currently known or fully understood, including our participation in joint ventures or developments operated by third parties. All forward-looking statements and the assumptions in this publication speak only as of the date hereof. We do not assume or undertake any obligation to update these forward-looking statements or assumptions as of any future date.  Any future update or expansion of the forward-looking statements in this publication will be provided only through a public disclosure indicating that fact.